Exhibit 99.1

Square

investors.squareup.com

Q3 2021 Shareholder Letter

Featured Seller: SoFi Stadium in Inglewood, CA

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400
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Highlights

In the third quarter of 2021, we
generated gross profit of $1.13 billion,
up 43% year over year. Our Seller
ecosystem generated gross profit of
$606 million, up 48% year over year.
Cash App generated gross profit of
$512 million, up 33% year over year.	We continued to grow upmarket with more complex sellers: Our mid-market sellers experienced strong growth in the third quarter of 2021, growing gross profit nearly twice as fast as the overall Seller business on a two-year CAGR basis.	During the third quarter of 2021, we launched Cash App Pay, enabling a new commerce experience for Cash App customers and creating a powerful integration between our Cash App and Seller ecosystems.

THIRD QUARTER FINANCIAL METRICS

In the third quarter of 2021, total net revenue was $3.84 billion, up 27% year over year, and, excluding bitcoin revenue, total net revenue was $2.03 billion, up 45% year over year.

The following items affected net income (loss) per share during the respective periods. In the fourth quarter of 2020, we recognized a gain of $274 million related to equity investments, driven primarily by a gain of $255 million as a result of the mark-to-market valuation of our investment in DoorDash. In the first quarter of 2021, we recognized a loss of $29 million related to the mark-to-market valuation of our investment in DoorDash as well as a $20 million bitcoin impairment. In the second quarter of 2021, we recognized a $77 million gain on our equity investments and a $45 million bitcoin impairment. In the third quarter of 2021, we recognized a loss of $7 million driven by the adjustment to the revaluation of equity investments as well as a $6 million bitcoin impairment.

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

The compound annual growth rate (CAGR) is the mean annual growth rate over a specified time period. Given the variability in year-over-year comparisons due to COVID-19, we believe using two-year CAGRs from 2019 to 2021 better reflects underlying growth trends.

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ON THE COVER

Square is the exclusive point-of-sale (POS), payments, software, and merchant services provider for the new SoFi Stadium in Inglewood, CA. SoFi Stadium uses Square Point of Sale, Square Register, Square Terminal, Square Team Management, Catalog API, Orders API, and Payments API.

CASH APP HIGHLIGHT

We introduced Cash App Pay, a mobile-friendly payment solution that allows Cash App customers to pay at Square sellers by simply scanning a QR code online or in person, leading to an improved checkout experience.

November 4, 2021

To Our Shareholders

We delivered strong growth at scale during the third quarter of 2021. Gross profit grew 43% year over year to $1.13 billion, which was 51% on a two-year compound annual growth rate (CAGR) basis. In our Seller ecosystem, gross profit was $606 million, up 48% year over year and 29% on a two-year CAGR basis. Our Cash App ecosystem delivered gross profit of $512 million, an increase of 33% year over year and 104% on a two-year CAGR basis. In August, we entered into an agreement to acquire Afterpay, a global buy now, pay later platform with more than 16 million consumers and approximately 100,000 merchants as of June 2021. Through this transaction, we plan to unite two complementary businesses with a shared focus on economic empowerment and financial inclusion. We believe the combination will more deeply connect our Seller and Cash App ecosystems, accelerate our strategic priorities, and allow us to deliver even more compelling products and services for consumers and merchants.

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1. “What Is Invoice

Processing,” March 2019, G2.

SELLER ECOSYSTEM

Enhancing our ecosystem of products

During the third quarter, we enhanced our Square Invoices product to help sellers more efficiently run their businesses and serve their customers. Square Invoices enables sellers with physical and remote operations like professional services, retailers, and home and repair to easily bill clients and get paid quickly, with more than three out of four Square Invoices getting paid within a day vs. the industry average of 25 days for small businesses.¹ Whether it be online, in person, or from a phone with a credit card, Square Invoices is built to simplify the payment process for customers and help sellers get paid faster while saving them time. Square Invoices now allows sellers to also accept Automatic Clearing House (ACH) bank transfer payments, which have a low processing fee, making them an attractive option for merchants with higher-ticket purchases. In August, we introduced Square Invoices Plus, a new paid software subscription offering designed for larger businesses that need help managing complex operations. Compared to its free tier, Square Invoices Plus provides more advanced features that enable sellers to invoice faster and streamline multiple client project workflows at once through tools like custom templates and milestone-based payment schedules. Square Invoices has experienced strong growth, processing $12 billion in GPV over the last 12 months, up nearly 2x from two years ago.

Growing up-market

We continued to grow up-market by attracting larger, more complex sellers while also helping smaller sellers to grow. Mid-market sellers value Square’s ecosystem, as they need vertical-specific features, customer-relationship management tools, and access to our developer platform. Our mid-market sellers experienced strong growth in the third quarter of 2021, growing gross profit nearly twice as fast as the overall Seller business on a two-year CAGR basis. Mid-market Seller GPV represented 37% of total Seller GPV, compared to 28% two years ago.

We determine seller size based on annualized GPV during the applicable quarter. A mid-market seller generates more than $500,000 in annualized GPV.

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1. “Means of payment and currency in circulation” November – December 2020, Banque de France.

In September, we announced we had been selected as the exclusive point-of-sale (POS), payments, software, and merchant services provider for the new SoFi Stadium, home to the Los Angeles Chargers and Los Angeles Rams, and Hollywood Park. We believe our ability to offer larger sellers rich data and real-time insights is a differentiated value proposition. By using Square, SoFi Stadium is able to better understand trends around top-selling items and busiest purchasing times for all concessions, bars, and hawkers, which empowers its team to make dynamic decisions to optimize staffing, inventory, and promotions. We believe our partnership with SoFi Stadium serves as a testament to how we are now equipped to enable unique commerce experiences and support the needs of complex multi-purpose venue sellers. As we continue to grow up-market, we have also partnered with other large venues that need contactless payment and order-ahead capability like the Calgary Flames stadiums and Area15, an experiential retail and entertainment complex.

Expanding globally

We remain focused on our international strategy of achieving product parity globally, investing further into brand awareness, and launching in new markets. During the third quarter, we introduced several highly requested products in countries outside the U.S. We launched Square Marketing in the UK, Australia, and Canada, as well as Square Loyalty in the UK, providing sellers with fully integrated solutions that help retain and reengage more customers. In September, we introduced Square Register and Square Card in Canada, bringing sellers a contactless new way to sell, run their businesses, manage cash flow, and access their sales proceeds instantly.

During the third quarter, we further expanded in Europe by entering France with an ecosystem of omnichannel products and services. France has the second-largest card payments market in Europe, a flourishing small business environment, and a fast-growing eCommerce sector. The country has also recently seen an increase in contactless payments, with one in two French citizens saying they have been paying more often with contactless cards since the start of the pandemic.¹ As French businesses continue adapting to these shifts in consumer behavior, we believe Square is well positioned to provide innovative, omnichannel solutions that meet sellers and their customers wherever they are.

To coincide with our launch in France during the third quarter, we introduced a multi-channel brand marketing campaign focused on increasing awareness of Square’s brand and value proposition in the country.

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1. Childstats.gov: Federal Interagency Forum on Child and Family Statistics (Forum) estimate, based on U.S. Census Data.

CASH APP ECOSYSTEM

Strengthening the network

Cash App has focused on strengthening its network by reaching new audiences: In October, Cash App expanded its offerings to families by serving teens in the U.S., a completely new demographic. Through authorization from a parent or guardian, individuals between 13 and 17 years of age can now use Cash App for peer-to-peer payments, Cash Card and related rewards through Boost, and banking tools like Direct Deposit. This teen audience represents approximately 20 million individuals in the U.S., and we believe they will represent a greater portion of spending power in the coming years.¹ Historically, teens have been underserved by not having broad access to financial services, and both parents and teenagers have expressed desire for these types of products. While today’s teens transact primarily in cash, there’s been a secular trend toward a cashless economy, accelerated substantially by the COVID-19 pandemic. By expanding Cash App to families, we are able to provide teens with a seamless way to spend, send, and save the money they receive from their allowance, jobs, or chores.

Driving engagement

Cash App is focused on expanding its ecosystem with new products that help drive greater commerce between customers and merchants. During the third quarter, we launched Cash App Pay, a simple and mobile-friendly way for Cash App customers to pay at Square sellers across online and in-person channels. Cash App Pay is designed to make transactions flexible and accessible as Cash App customers can pay at Square sellers by simply scanning a QR code or tapping a button on their mobile device at checkout. We see a compelling use case for Cash App Pay given increased adoption of contactless payment options due to the pandemic. Today, sellers can offer Cash App Pay for customers on Square Register, Square Terminal, and Square Online, with online adoption achieving the greatest traction to date. We believe this new commerce feature for Cash App customers at Square sellers deepens the integration between our two ecosystems, allowing customers to find increased utility with Cash App and sellers to offer an even more seamless checkout experience for their buyers.

Individuals ages 13+ in the U.S. can download Cash App to unlock banking tools that help them manage their money efficiently and securely.

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A transacting active Cash App customer has at least one financial transaction using any product or service within Cash App during the specified period. A transacting active customer for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active.

Non-Cash Card actives consist of all Cash App monthly actives, other than those that completed a transaction on Cash Card during the given period.

Increasing the inflows into our ecosystem

Over the past year, Cash App has focused on bringing awareness to and increasing the ways customers can deposit money into Cash App. Most recently, Cash App launched mobile-check and paper money deposits, allowing customers to scan checks and add physical cash to their Cash App balance at more than 30,000 participating retailers across the U.S. such as Walgreens and Family Dollar. We have also driven an increase in recurring deposits into our ecosystem: In recent months, we have made it easier for customers to discover direct deposit and used Boost to encourage adoption.

As customers use more of our ecosystem, we have seen them bring more money into Cash App, specifically those that adopt Cash Card. Over the course of the third quarter, Cash Card actives brought in approximately 70% more inflows each month than non-Cash Card actives. Cash Card adoption has led to stronger growth: In the third quarter, inflows per Cash Card active grew nearly 2x faster than non-Cash Card actives on a two-year CAGR basis.

Cash Card actives find more value in our ecosystem: In the third quarter, they brought in more than 70% more inflows than non-Cash Card actives.

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A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

Financial

Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $3.84 billion in the third quarter of 2021, up 27% year over year. Excluding bitcoin, total net revenue in the third quarter was $2.03 billion, up 45% year over year. Gross profit was $1.13 billion in the third quarter of 2021, up 43% year over year, and up 51% on a two-year CAGR basis.

Transaction-based revenue was $1.30 billion in the third quarter of 2021, up 40% year over year, and transaction-based gross profit was $543 million, up 35% year over year. We processed $45.4 billion in GPV in the third quarter of 2021, up 43% year over year. Transaction-based gross profit as a percentage of GPV was 1.19% in the third quarter of 2021, down 7 basis points year over year and down 7 basis points quarter over quarter.

Subscription and services-based revenue was $695 million in the third quarter of 2021, up 55% year over year, and subscription and services-based gross profit was $563 million, up 48% year over year.

CORPORATE AND OTHER REVENUE AND GROSS PROFIT

Corporate and Other generated $58 million in revenue during the third quarter and $15 million in gross profit, and comprised areas outside our Seller and Cash App ecosystems, which was primarily TIDAL during the quarter.

While bitcoin revenue was $1.81 billion in the third quarter of 2021, up 11% year over year, bitcoin gross profit was only $42 million, or approximately 2% of bitcoin revenue.

Note: Seller GPV and Cash App Business GPV are represented as a percent of total GPV.

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Seller gross profit retention rate: Calculated as the year-over-year gross profit growth of a quarterly seller cohort, averaged over the last four quarters (excluding gross profit from hardware, Square Gift Cards, Caviar, and Weebly prior to the acquisition).

SELLER ECOSYSTEM REVENUE AND GROSS PROFIT

In the third quarter of 2021, our Seller ecosystem generated $1.39 billion of revenue and $606 million of gross profit, up 44% and 48% on a year-over-year basis, respectively. On a two-year CAGR basis, revenue and gross profit for our Seller ecosystem grew 23% and 29%, respectively.

In the third quarter of 2021, Seller generated $1.19 billion of transaction-based revenue, up 41% year over year, and 22% on a two-year CAGR basis. We saw continued strong growth in card-present volumes on a year-over-year basis as a result of increased in-person activity. Even as in-person activity has resumed, online channels delivered strong growth during the third quarter. We also saw improvements in seller retention on a year-over-year basis as each of our existing annual cohorts were above 2019 levels on a gross profit basis in the third quarter. During the quarter, transaction-based gross profit for our Seller ecosystem was affected by a lower percentage of debit card transactions and a decrease in average transaction size on a year-over-year basis. Although these factors decreased on a year-over-year basis, we recognize that these trends remained elevated relative to historical periods partly as a result of changes to consumer behaviors due to COVID-19 and government disbursements, which may not continue in future quarters.

During the third quarter of 2021, Seller GPV was up 45% year over year and 23% on a two-year CAGR basis. Looking at the components of Seller GPV, we observed the following trends during the third quarter of 2021.

•	Products: Card-present GPV was up 55% year over year, and up 21% on a two-year CAGR basis. We saw a continued recovery in card-present volumes as the U.S. economy continued to reopen. Card-not-present GPV growth remained strong, up 29% year over year and 26% on a two-year CAGR basis, driven primarily by growth from our online channels, including Square Online, Invoices, Virtual Terminal, and eCommerce API.

•	Geographies: In the third quarter, growth in our U.S. market was relatively consistent with the second quarter on a two-year CAGR basis. Our international markets achieved strong Seller GPV growth year over year during the third quarter, although regional lockdowns in select markets periodically affected in-person activity.

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Seller generated $162 million of subscription and services-based revenue during the third quarter of 2021, up 74% year over year, and up 28% on a two-year CAGR basis.

•	Banking: Revenue from seller banking products achieved strong growth on a year-over-year and two-year CAGR basis. This includes Instant Transfer, Square Card, and Square Loans, and represents most of our financial services products for sellers.

•	Square Loans: Square Loans (formerly Square Capital) achieved strong gross profit growth during the third quarter of 2021, facilitating approximately 83,000 loans totaling $594 million in originations and nearing pre-pandemic quarterly origination levels. Square Loans gross profit benefited from Paycheck Protection Program (PPP) loan forgiveness during the third quarter, which is primarily a near- term benefit as gross profit is recognized in the period PPP loans are forgiven.

•	Software: Revenue from software subscriptions delivered strong growth during the quarter, and continued to outpace overall Seller gross profit growth.

Hardware revenue in the third quarter of 2021 was $37 million, up 36% year over year and 31% on a two-year CAGR basis, and generated a gross loss of $14 million as we use hardware as an acquisition tool. Revenue growth was driven primarily by strong unit sales across Square Register, Square Terminal, and third-party peripheral product offerings.

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Bitcoin revenue is the total sale amount of bitcoin to customers. Bitcoin costs are the total amount of bitcoin that we purchase. We purchase bitcoin to facilitate customers’ access to bitcoin.

CASH APP ECOSYSTEM REVENUE AND GROSS PROFIT

Cash App delivered strong growth in the third quarter of 2021, generating $2.39 billion of revenue and $512 million of gross profit, which increased 16% and 33% year over year, respectively. On a two-year CAGR basis, revenue and gross profit for our Cash App ecosystem grew 179% and 104%, respectively. Excluding bitcoin, Cash App revenue was $578 million in the third quarter, up 33% year over year and 91% on a two-year CAGR basis. We continued to drive strong engagement across our broader ecosystem of products. In addition, despite some normalization in consumer spending, we saw growth in customer inflows year over year even as we lapped our most difficult comparison in the third quarter of 2020.

Cash App Business GPV was $3.7 billion, up 27% year over year and up 134% on a two-year CAGR basis. Cash App Business GPV is composed of Cash for Business, or peer-to-peer transactions received by business accounts, and peer-to-peer payments sent from a credit card. Cash App generated $103 million of transaction-based revenue during the third quarter of 2021, up 28% year over year and up 132% on a two-year CAGR basis. Growth was driven by an increase in the number of business accounts and in the number of transactions.

Cash App generated $475 million of subscription and services-based revenue during the third quarter, up 34% year over year and 85% on a two-year CAGR basis. Growth in the quarter was driven primarily by transaction fees from both Cash Card and Instant Deposit.

Cash App generated $1.82 billion of bitcoin revenue and $42 million of bitcoin gross profit during the third quarter of 2021, up 11% and 29% year over year, respectively. On a two-year CAGR basis, bitcoin revenue and gross profit grew 250% and 343%, respectively. Bitcoin revenue and gross profit benefited from year-over-year increases in the price of bitcoin and number of bitcoin actives. Compared to the second quarter of 2021, bitcoin revenue and gross profit decreased on a quarter-over-quarter basis, driven primarily by relative stability in the price of bitcoin, which affected trading activity compared to prior quarters. In future quarters, bitcoin revenue and gross profit may fluctuate as a result of changes in customer demand or the market price of bitcoin, particularly as we lap strong growth rates on a year-over-year basis in the fourth quarter of 2020.

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We discuss Cash App marketing expenses because a large portion are generated by our peer-to-peer service, which we offer for free to our Cash App customers, and we consider it to be a marketing tool to encourage the use of Cash App.

OPERATING EXPENSES

Operating expenses were $1.11 billion in the third quarter of 2021, up 49% year over year, and non-GAAP operating expenses were $906 million, up 47% year over year.

Product development expenses were $367 million on a GAAP basis and $222 million on a non-GAAP basis in the third quarter of 2021, up 61% and 63% year over year, respectively, driven primarily by headcount and personnel costs related to our engineering, data science, and design teams.

Sales and marketing expenses were $408 million on a GAAP basis and $392 million on a non-GAAP basis in the third quarter of 2021, both up 17% year over year.

•	Cash App marketing expenses were up 6% year over year, driven primarily by increases in advertising, referrals, and incentives. Cash App marketing expenses were up 87% on a two-year CAGR basis.

•	Other sales and marketing expenses, including advertising, personnel, and other costs, were up 38% year over year, driven primarily by growth in headcount as well as increased sales and marketing spend for our Seller ecosystem, including performance, brand, and awareness marketing.

•	Other sales and marketing expenses also include expenses from TIDAL, which we acquired in the second quarter of 2021.

General and administrative expenses were $267 million on a GAAP basis and $231 million on a non-GAAP basis in the third quarter of 2021, up 74% and 77% year over year, respectively. The increase was due primarily to additions to customer support, finance, legal, and compliance personnel, as well as expenses related to the pending acquisition of Afterpay.

Transaction and loan loss expenses were $62 million in the third quarter of 2021, up 310% year over year, and up 39% on a two-year CAGR basis. The year-over-year increase was related primarily to transaction and loan loss releases in the third quarter of 2020 from reserves taken in the first half of 2020 due to the onset of the pandemic. Transaction and loan loss expense increased quarter over quarter due primarily to a smaller release of existing provisions compared to prior quarters. Actual realized losses may differ materially from our estimates for provisions.

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The accounting rules for bitcoin will require us to recognize any decreases in market price below carrying value as an impairment charge, with no upward revisions recognized when the market price increases until the sale of that bitcoin. The bitcoin impairment loss is a GAAP expense.

Non-GAAP operating expenses exclude bitcoin impairment losses.

In the fourth quarter of 2020 and first quarter of 2021, we invested $50 million and $170 million, respectively, in bitcoin. As an indefinite-lived intangible asset, bitcoin is subject to impairment losses if the fair value of bitcoin decreases below the carrying value during the assessed period. In the third quarter, we recognized a bitcoin impairment loss of $6 million on our bitcoin investment. As of September 30, 2021, the fair value of our investment in bitcoin was $352 million based on observable market prices, which is $203 million greater than the carrying value of the investment.

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EARNINGS

In the third quarter of 2021, net income attributable to common stockholders was $0.1 million. During the third quarter, we recognized a loss of $7 million driven primarily by the revaluation of equity investments. Net income was $13 million when excluding the $7 million loss on our equity investments and the $6 million loss related to the impairment of our bitcoin investment. Net income per share attributable to common stockholders was $0.00 on a basic and diluted basis in the third quarter of 2021, based on 461 million weighted-average basic and 504 million diluted shares outstanding. Excluding the losses from the revaluation of equity investments and our investments in bitcoin, basic and diluted net income per share attributable to common stockholders in the third quarter of 2021 was $0.03.

Adjusted EBITDA was $233 million in the third quarter of 2021, compared to $181 million in the third quarter of 2020. The increase in Adjusted EBITDA compared to the prior-year period was driven by gross profit growth across our Seller and Cash App ecosystems.

Adjusted Net Income Per Share (Adjusted EPS) was $0.37 on a diluted basis based on 525 million weighted-average diluted shares for the third quarter of 2021, representing a $0.03 improvement year over year.

BALANCE SHEET/CASH FLOW

We ended the third quarter of 2021 with $7.4 billion in available liquidity, with $6.9 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $500 million available to be withdrawn from our revolving credit facility.

In the third quarter of 2021, Adjusted EBITDA contributed positively to our cash balance. This was more than offset by cash outflows due to net investments in marketable debt securities, repayments of PPP Liquidity Facility advances, and purchases of property and equipment.

In August 2021, we announced that we entered into a Scheme Implementation Deed under which Square has agreed to acquire all of the issued shares of Afterpay by way of a recommended court-approved Scheme of Arrangement. The closing of the transaction is expected in the first quarter of calendar year 2022 and is subject to certain customary closing conditions, including, among other things, receipt of required regulatory approvals and the approval of shareholders of both companies.

The following items affected net income (loss) per share during the respective periods. In the third quarter of 2021, we recognized a loss of $7 million driven by the adjustment to the revaluation of equity investments as well as a $6 million bitcoin impairment. In the second quarter of 2021, we recognized a gain of $77 million driven primarily by the sale of our remaining investment in DoorDash as well as a $45 million bitcoin impairment. In the first quarter of 2021, we recognized a loss of $29 million related to our investment in DoorDash as well as a $20 million bitcoin impairment. In the fourth quarter of 2020, we recognized a gain of $274 million related to equity investments, driven primarily by a gain of $255 million as a result of the mark-to-market valuation of our DoorDash investment.

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October Trends and

Forward-Looking Commentary

BUSINESS TRENDS

We wanted to provide an update on the trends in our business during the month of October. We believe two-year compound annual growth rates from 2019 through 2021 will help reflect underlying trends in each ecosystem.

Seller ecosystem

•	In October, we expect Seller to deliver strong gross profit growth year over year and on a two-year CAGR basis.

•	Seller GPV is expected to be up 42% year over year in October, and the two-year CAGR is expected to be up 24%, a slight improvement compared to 23% growth in the third quarter on a two-year CAGR basis. GPV growth trends continued to vary by region, product, and vertical, depending primarily on differences in the timing and phases of reopenings.

Cash App ecosystem

•	In October, we expect Cash App to deliver strong gross profit growth year over year and on a two-year CAGR basis driven by growth in monthly actives, engagement across our ecosystem, and inflows into Cash App.

OPERATING EXPENSES

We believe our Cash App and Seller ecosystems are well positioned to help our customers adapt in a very dynamic environment, based on trends we have observed during recent quarters. We intend to prioritize investments in our Cash App and Seller ecosystems that we believe will drive attractive long-term returns.

For the fourth quarter of 2021, we expect non-GAAP product development, sales and marketing, and general and administrative expenses, in aggregate, to increase by approximately $115 million compared to the third quarter of 2021, on a dollar basis. This translates to an aggregate increase of approximately $1.16 billion for such expenses in the full year of 2021 as compared to the full year of 2020, representing growth of 55% year over year.

Transaction and loan losses: In the fourth quarter of 2021, we expect transaction and loan loss expenses to increase by approximately $5 million compared to the third quarter of 2021. Given the variability of potential outcomes related to the growth of our business and the macro environment, actual realized losses may differ materially from our estimates for provisions, depending on a number of factors, including the length and severity of the impact from COVID-19.

Share-based compensation: We are continuing to invest in building out our teams, including attracting, hiring, and retaining talented employees. In the fourth quarter of 2021, we expect our share-based compensation expense to increase modestly quarter over quarter on a dollar basis. These share-based compensation expenses are not included in the aforementioned non-GAAP product development, sales and marketing, and general and administrative expenses.

We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

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MEDIA CONTACT

press@squareup.com

INVESTOR RELATIONS CONTACT

ir@squareup.com

Earnings

Webcast

Square (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, November 4, 2021, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Square’s Investor Relations website at investors.squareup.com. A replay will be available on the same website following the call.

We will release financial results for the fourth quarter and full year 2021 on February 24, 2022, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja
CEO	CFO

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Square has definitely been the right solution for our multiple businesses… We started with the simplest of businesses, a food truck, and we’ve grown it all the way to [Square] being in all of our businesses... So it’s definitely universal, for the small entrepreneur all the way up to the larger one that has multiple businesses.”

CONNIE DESOUSA

Chef/Co-Owner, Char Restaurant Group, which operates six restaurant concepts across seven locations in Calgary AB

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SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results, guidance, and general business outlook for future periods; expected impact of the COVID-19 pandemic and related responses of governments and private industry, including the impact of reduced restrictions on businesses and individuals and government stimulus and assistance programs, on the Company’s business, financial results, financial position, and liquidity; the Company’s proposed acquisition of Afterpay, including expected timing for closing and its impact on the Company’s business and financial results; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services; the Company’s international plans; the ability of the Company’s products to attract and retain customers; trends in the Company’s markets and the continuation of such trends; the resiliency and growth of the Company’s Seller and Cash App ecosystems; the Company’s expectations regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; the Company’s bitcoin investments and strategy as well as the potential financial impact and volatility; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, uncertainty around the COVID-19 pandemic and the related effects of government and other measures; an economic downturn in the United States and in other countries around the world; the Company’s ability to deal with the substantial and increasingly intense competition in its industry and to develop and deliver products and services to address the rapidly evolving market for payments and point-of-sale, financial, and marketing services; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s ability to ensure the interoperability of its technology with that of third parties; changes to the rules and practices of payment card networks and acquiring processors; the impact of acquisitions or divestitures, strategic investments, joint ventures, or entries into new businesses; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services, including those launched in connection with the COVID-19 pandemic; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions; and risks related to the proposed transaction with Afterpay, including satisfaction of the closing conditions and the Company’s ability to integrate the operations of Afterpay following the closing; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, and the Definitive Proxy Statement related to the Company’s special meeting of stockholders in connection with the acquisition of Afterpay filed on October 5, 2021, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

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KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), and non-GAAP operating expenses as well as other measures defined in the shareholder letter such as measures excluding bitcoin revenue, bitcoin impairment loss, and measures excluding gains or losses on equity investments. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds and ACH transfers. Additionally, GPV includes Cash App activity related to Cash for Business and to peer-to-peer payments sent from a credit card. Cash for Business includes peer-to-peer transactions received from business accounts using Cash App.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; gain or loss on revaluation of equity investments; bitcoin impairment loss; and the gain or loss on the disposal of property and equipment, as applicable. Prior to the adoption of ASU No. 2020-06 on January 1, 2021, we also adjusted to eliminate the effect of amortization of debt discount and issuance costs on our convertible senior notes, and the gain or loss on debt extinguishment related to the conversion of senior notes. Subsequent to the adoption, we adjusted to eliminate the effect of amortization of debt issuance costs on our convertible and unsecured senior notes. We also exclude certain costs associated with acquisitions and other activities that are not normal recurring operating expenses, including amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs, and we add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation and amortization, interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, bitcoin impairment loss, loss on disposal of property and equipment, and acquisition-related costs. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

We have included Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions. We have included measures excluding gains or losses on equity investments as well as bitcoin impairment losses because we believe these measures are useful in understanding our operating results without regard to gains and losses due to non-operating market fluctuations of our investments.

Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding bitcoin revenue, bitcoin impairment loss, and measures excluding gains or losses on equity investments, have limitations as financial measures, and should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

SQUARE Q3 2021 20

Consolidated Statements

of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Revenue:
Transaction-based revenue	$1,297,040	$925,294	$3,484,245	$2,365,967
Subscription and services-based revenue	694,770	447,522	1,937,629	1,090,032
Hardware revenue	37,255	27,294	109,769	67,291
Bitcoin revenue	1,815,662	1,633,764	8,051,026	2,815,318

Total net revenue	3,844,727	3,033,874	13,582,669	6,338,608

Cost of revenue:
Transaction-based costs	754,276	524,056	1,965,894	1,379,658
Subscription and services-based costs	132,046	68,528	346,144	161,801
Hardware costs	51,150	45,220	153,035	108,348
Bitcoin costs	1,774,040	1,601,615	7,879,816	2,759,082

Total cost of revenue	2,711,512	2,239,419	10,344,889	4,408,889

Gross profit	1,133,215	794,455	3,237,780	1,929,719

Operating expenses:
Product development	366,587	227,550	1,003,238	631,156
Sales and marketing	407,850	348,463	1,132,411	781,094
General and administrative	267,476	153,902	684,405	419,783
Transaction and loan losses	62,306	15,198	130,874	161,684
Bitcoin impairment losses	6,000	—	71,126	—

Total operating expenses	1,110,219	745,113	3,022,054	1,993,717

Operating income (loss)	22,996	49,342	215,726	(63,998)

Interest expense, net	13,409	14,980	20,126	38,955
Other expense (income), net	12,011	(784)	(36,249)	(20,513)

Income (loss) before income tax	(2,424)	35,146	231,849	(82,440)

Provision (benefit) for income taxes	452	(1,369)	(7,961)	(1,586)

Net income (loss)	(2,876)	36,515	239,810	(80,854)
Net income (loss) attributable to noncontrolling interests	(2,960)	—	(3,303)	—

Net income (loss) attributable to common stockholders	$84	$36,515	$243,113	$(80,854)

Net income (loss) per share attributable to common stockholders:
Basic	$—	$0.08	$0.53	$(0.18)

Diluted	$—	$0.07	$0.48	$(0.18)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
Basic	460,654	444,458	457,039	439,855

Diluted	504,120	488,069	520,204	439,855

SQUARE Q3 2021 21

Consolidated Balance Sheets

In thousands, except share and per share data

	Sept 30, 2021	Dec 31, 2020

	(UNAUDITED)	(AUDITED)
Assets
Current assets:
Cash and cash equivalents	$4,514,609	$3,158,058
Investments in short-term debt securities	868,809	695,112
Settlements receivable	1,211,886	1,024,895
Customer funds	2,649,114	2,037,832
Loans held for sale	708,086	462,665
Other current assets	609,533	383,067

Total current assets	10,562,037	7,761,629

Property and equipment, net	275,286	233,520
Goodwill	519,548	316,701
Acquired intangible assets, net	268,692	137,612
Investments in long-term debt securities	1,451,107	463,950
Operating lease right-of-use assets	448,248	456,888
Other non-current assets	384,508	499,250

Total assets	$13,909,426	$9,869,550

Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	$3,858,708	$3,009,051
Settlements payable	249,802	239,362
Accrued expenses and other current liabilities	654,495	360,850
Operating lease liabilities, current	60,482	52,747
PPP Liquidity Facility advances	725,658	464,094

Total current liabilities	5,549,145	4,126,104

Long-term debt	4,737,829	2,586,924
Operating lease liabilities, non-current	390,690	389,662
Other non-current liabilities	227,048	85,291

Total liabilities	10,904,712	7,187,981
Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at September 30, 2021 and December 31, 2020. None issued and outstanding at September 30, 2021 and December 31, 2020.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at September 30, 2021 and December 31, 2020; 398,878,883 and 390,187,079 issued and outstanding at September 30, 2021 and December 31, 2020, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at September 30, 2021 and December 31, 2020; 62,100,770 and 65,997,697 issued and outstanding at September 30, 2021 and December 31, 2020, respectively.	—	—

Additional paid-in capital	2,918,372	2,955,464
Accumulated other comprehensive income (loss)	(7,411)	23,328
Retained earnings (accumulated deficit)	48,864	(297,223)

Total stockholders’ equity attributable to common stockholders	2,959,825	2,681,569
Noncontrolling interests	44,889	—

Total stockholders’ equity	3,004,714	2,681,569

Total liabilities and stockholders’ equity	$13,909,426	$9,869,550

SQUARE Q3 2021 22

Consolidated Statements

of Cash Flows

UNAUDITED

In thousands

	NINE MONTHS ENDED
	Sept. 30, 2021	Sept. 30, 2020
Cash Flows from Operating Activities
Net income (loss)	$239,810	$(80,854)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	95,707	61,741
Non-cash interest and other	20,368	52,384
Loss on extinguishment of long-term debt	—	2,393
Share-based compensation	429,999	284,129
Gain on revaluation of equity investment	(41,007)	(20,999)
Bitcoin impairment losses	71,126	—
Non-cash lease expense	61,978	50,782
Transaction and loan losses	130,874	161,684
Change in deferred income taxes	(5,224)	(3,375)
Changes in operating assets and liabilities:
Settlements receivable	(337,893)	(340,010)
Customer funds	(591,982)	(885,259)
Purchase and originations of loans	(2,285,306)	(1,620,057)
Sales, principal payments, and forgiveness of loans	1,952,142	1,226,994
Customers payable	846,906	1,445,608
Settlements payable	10,440	54,871
Other assets and liabilities	74,838	(129,155)

Net cash provided by operating activities	672,776	260,877

Cash Flows from Investing Activities
Purchase of marketable debt securities	(2,343,446)	(966,278)
Proceeds from maturities of marketable debt securities	609,377	404,931
Proceeds from sale of marketable debt securities	558,724	432,162
Purchase of marketable debt securities from customer funds	(488,851)	(552,411)
Proceeds from maturities of marketable debt securities from customer funds	456,481	237,000
Proceeds from sale of marketable debt securities from customer funds	10,000	28,457
Purchase of property and equipment	(98,028)	(86,353)
Purchase of bitcoin investments	(170,000)	—
Purchase of other investments	(47,550)	—
Proceeds from sale of equity investments	420,644	—
Business combinations, net of cash acquired	(163,970)	(29,221)

Net cash used in investing activities	(1,256,619)	(531,713)

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	—	986,241
Purchase of convertible senior note hedges	—	(149,200)
Proceeds from issuance of warrants	—	99,500
Proceeds from issuance of senior unsecured notes, net	1,971,828	—
Proceeds from PPP Liquidity Facility advances	681,542	473,496
Repayments from PPP Liquidity Facility advances	(419,978)	—
Payments for tax withholding related to vesting of restricted stock units	(312,406)	(182,607)
Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	84,866	106,600
Other financing activities	(7,112)	(2,606)

Net cash provided by financing activities	1,998,740	1,331,424

Effect of foreign exchange rate on cash and cash equivalents	(14,311)	772

Net increase in cash, cash equivalents and restricted cash	1,400,586	1,061,360
Cash, cash equivalents and restricted cash, beginning of period	3,201,863	1,098,706

Cash, cash equivalents and restricted cash, end of period	$4,602,449	$2,160,066

SQUARE Q3 2021 23

Operating Segment Disclosures

UNAUDITED

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

	THREE MONTHS ENDED				NINE MONTHS ENDED
	SEPT 30, 2021				SEPT 30, 2021
	Cash App	Seller	Corporate and Other(i)	Total	Cash App	Seller	Corporate and Other(i)	Total
Revenue
Transaction-based revenue	$103,192	$1,193,848	$—	$1,297,040	$306,101	$3,178,144	$—	$3,484,245
Subscription and services-based revenue	474,779	162,341	57,650	694,770	1,406,313	434,673	96,643	1,937,629
Hardware revenue	—	37,255	—	37,255	—	109,769	—	109,769
Bitcoin revenue	1,815,662	—	—	1,815,662	8,051,026	—	—	8,051,026

Segment revenue	2,393,633	1,393,444	57,650	3,844,727	9,763,440	3,722,586	96,643	13,582,669

Segment gross profit	$511,717	$606,225	$15,273	$1,133,215	$1,553,255	$1,659,378	$25,147	$3,237,780

	THREE MONTHS ENDED				NINE MONTHS ENDED
	SEPT 30, 2020				SEPT 30, 2020
	Cash App	Seller	Corporate and Other(i)	Total	Cash App	Seller	Corporate and Other(i)	Total
Revenue
Transaction-based revenue	$80,721	$844,573	$—	$925,294	$162,197	$2,203,770	$—	$2,365,967
Subscription and services-based revenue	354,110	93,412	—	447,522	818,991	271,041	—	1,090,032
Hardware revenue	—	27,294	—	27,294	—	67,291	—	67,291
Bitcoin revenue	1,633,764	—	—	1,633,764	2,815,318	—	—	2,815,318

Segment revenue	2,068,595	965,279	—	3,033,874	3,796,506	2,542,102	—	6,338,608

Segment gross profit	$385,124	$409,331	$—	$794,455	$848,919	$1,080,800	$—	$1,929,719

A reconciliation of total segment gross profit to the Company’s income (loss)

before applicable income taxes is as follows (in thousands):

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Total segment gross profit	$1,133,215	$794,455	$3,237,780	$1,929,719
Less: Product Development	366,587	227,550	1,003,238	631,156
Less: Sales and Marketing	407,850	348,463	1,132,411	781,094
Less: General and Administrative	267,476	153,902	684,405	419,783
Less: Transaction and loan losses	62,306	15,198	130,874	161,684
Less: Bitcoin impairment losses	6,000	—	71,126	—
Less: Interest expense, net	13,409	14,980	20,126	38,955
Less: Other expense (income), net	12,011	(784)	(36,249)	(20,513)

Income (loss) before applicable income taxes	$(2,424)	$35,146	$231,849	$(82,440)

(i) Corporate and other represents results related to products and services that are not assigned to a specific reportable segment. Comparable prior period amounts have not been disclosed as they were not material.

SQUARE Q3 2021 24

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020

Gross Payment Volume (GPV) (in millions)	$45,426	$31,729	$121,392	$80,272
Adjusted EBITDA (in thousands)	$233,406	$181,320	$829,986	$288,582
Adjusted Net Income Per Share:
Basic	$0.41	$0.39	$1.64	$0.57
Diluted	$0.37	$0.34	$1.44	$0.51

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Net income (loss) attributable to common stockholders	$84	$36,515	$243,113	$(80,854)
Net income (loss) attributable to noncontrolling interests	(2,960)	—	(3,303)	—

Net income (loss)	(2,876)	36,515	239,810	(80,854)
Share-based compensation expense	165,011	110,389	429,999	283,872
Depreciation and amortization	38,110	20,624	95,705	61,741
Interest expense, net	13,409	14,980	20,126	38,955
Other expense (income), net	12,011	(784)	(36,249)	(20,513)
Bitcoin impairment losses	6,000	—	71,126	—
Loss on disposal of property and equipment	877	396	1,866	2,095
Acquisition related and other costs	308	359	15,137	3,939
Acquired deferred revenue adjustment	159	281	606	1,240
Acquired deferred costs adjustment	(55)	(71)	(179)	(307)
Provision (benefit) for income taxes	452	(1,369)	(7,961)	(1,586)

Adjusted EBITDA	$233,406	$181,320	$829,986	$288,582

SQUARE Q3 2021 25

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Net income (loss) attributable to common stockholders	$84	$36,515	$243,113	$(80,854)
Net income (loss) attributable to noncontrolling interests	(2,960)	—	(3,303)	—

Net income (loss)	(2,876)	36,515	239,810	(80,854)
Share-based compensation expense	165,011	110,389	429,999	283,872
Amortization of intangible assets	11,140	5,236	27,258	13,522
Amortization of debt issuance costs	2,868	17,516	7,005	47,624
Loss (gain) on revaluation of equity investment	6,836	—	(41,008)	(20,998)
Bitcoin impairment losses	6,000	—	71,126	—
Loss on extinguishment of long-term debt	—	1,403	—	2,393
Loss on disposal of property and equipment	877	396	1,866	2,095
Acquisition related and other costs	308	359	14,626	3,939
Acquired deferred revenue adjustment	159	281	606	1,240
Acquired deferred costs adjustment	(55)	(71)	(179)	(307)

Adjusted Net Income - basic	$190,268	$172,024	$751,109	$252,526

Cash interest expense on convertible senior notes	$1,494	$1,544	$4,833	$4,482

Adjusted Net Income - diluted	$191,762	$173,568	$755,942	$257,008

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	460,654	444,458	457,039	439,855

Diluted	504,120	488,069	520,204	439,855

Net Income (Loss) Per Share attributable to common stockholders:
Basic	$0.00	$0.08	$0.53	$(0.18)

Diluted	$0.00	$0.07	$0.48	$(0.18)

Weighted-average shares used to compute Adjusted
Net Income Per Share
Basic	460,654	444,458	457,039	439,855

Diluted	525,003	514,806	524,048	501,757

Adjusted Net Income Per Share
Basic	$0.41	$0.39	$1.64	$0.57

Diluted	$0.37	$0.34	$1.44	$0.51

SQUARE Q3 2021 26

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Operating expenses	$(1,110,219)	$(745,113)	$(3,022,054)	$(1,993,717)
Share-based compensation	164,912	110,289	429,689	283,601
Depreciation and amortization	31,760	17,507	79,650	53,930
Bitcoin impairment losses	6,000	—	71,126	—
Loss on disposal of property and equipment	877	396	1,866	2,095
Acquisition-related and other costs	308	359	15,137	3,939

Non-GAAP operating expenses	$(906,362)	$(616,562)	$(2,424,586)	$(1,650,152)

Product development	$(366,587)	$(227,550)	$(1,003,238)	$(631,156)
Share-based compensation	121,209	78,682	314,265	205,647
Depreciation and amortization	22,987	12,529	57,245	39,356
Loss on disposal of property and equipment	840	381	1,185	686

Non-GAAP product development	$(221,551)	$(135,958)	$(630,543)	$(385,467)

Sales and marketing	$(407,850)	$(348,463)	$(1,132,411)	$(781,094)
Share-based compensation	16,023	12,063	40,680	27,354
Depreciation and amortization	(7)	1,060	3,716	3,057
Loss on disposal of property and equipment	—	—	—	1

Non-GAAP sales and marketing	$(391,834)	$(335,340)	$(1,088,015)	$(750,682)

General and administrative	$(267,476)	$(153,902)	$(684,405)	$(419,783)
Share-based compensation	27,680	19,544	74,744	50,600
Depreciation and amortization	8,780	3,918	18,689	11,517
Loss on disposal of property and equipment	37	15	681	1,408
Acquisition-related and other costs	308	359	15,137	3,939

Non-GAAP general and administrative	$(230,671)	$(130,066)	$(575,154)	$(352,319)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Cost of revenue	$6,350	$3,117	$16,055	$7,811
Product Development	22,987	12,529	57,245	39,356
Sales and Marketing	(7)	1,060	3,716	3,057
General and Administrative	8,780	3,918	18,689	11,517

Total depreciation and amortization	$38,110	$20,624	$95,705	$61,741

SQUARE Q3 2021 27